Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES SECOND QUARTER 2021 FINANCIAL RESULTS
Atlanta, Georgia August 2, 2021 -- Ciner Resources LP (NYSE: CINR) (“we”, “us, “our”, or the “Partnership”) today reported its financial and operating results for the quarter ended June 30, 2021.
Second Quarter 2021 Financial Highlights:
•Net sales of $120.7 million increased 58.4% from the prior-year second quarter; year-to-date of $248.5 million increased 30.4% over the prior year. During the second quarter of 2020, the Partnership experienced a significant decline in sales volumes, production and pricing in response to COVID-19. During the second quarter of 2021, the Partnership sees continuing recovery from the COVID-19 pandemic.
•Soda ash volume produced increased 45.0% from the prior-year second quarter, and soda ash volume sold increased 52.5% from the prior-year second quarter; year-to-date soda ash volume produced increased 15.2% from the prior-year, and soda ash volume sold increased 25.7% from the prior-year. During the second quarter of 2020, the Partnership experienced a significant decline in production volumes and demand in response to COVID-19. During the second quarter of 2021, the Partnership sees continuing recovery from the COVID-19 pandemic resulting in more soda ash production.
•Net income of $6.8 million increased $12.2 million from the prior-year second quarter; year-to-date net income of $12.4 million increased $3.6 million over the prior year. During the second quarter of 2021, net income increased with a higher percentage than that of sales volumes because sales prices have partially recovered but not yet to the pre-pandemic levels.
•Adjusted EBITDA of $16.3 million increased 482.1% from the prior-year second quarter; year-to-date adjusted EBITDA of $32.0 million increased 27.0% over the prior year. During the second quarter of 2020, sales and production volumes decreased significantly as a result of COVID-19.
•Basic earnings per unit of $0.15 for the quarter increased 188.2% over the prior-year second quarter loss per unit of $0.17; year-to-date basic earnings per unit of $0.27 increased 58.8% over the prior-year.
•Net cash provided by operating activities of $24.8 million increased 71.0% over prior-year second quarter; year-to-date net cash provided by operating activities of $18.4 million decreased 41.0% over the prior year.
•Distributable cash flow of $1.5 million increased 207.1% compared to the prior-year second quarter; year-to-date distributable cash flow of $6.2 million decreased 18.4% over the prior year.
Oguz Erkan, CEO, commented: Ciner Resources’ second quarter performance marked another milestone in the path to recovery from the substantial disruption to soda ash markets a year ago. Production levels were in line with our expectation of a typical second quarter, during which we conduct a major planned maintenance outage. Sales volumes in the second quarter were up over 50% from Q2 of 2020, which to date has represented the trough of the downturn in soda ash demand during the COVID-19 pandemic.
A year later, we continue to see strengthening demand internationally, although recent increases in COVID-19 cases in many areas may pose a risk to this trend. Sales prices globally are steadily rising due to a tightening market and higher costs. However, historically high ocean freight rates due to high demand and low availability of vessels are impacting exporters’ profitability. As some quarterly contracts in key export markets reprice over the coming months, we are optimistic around continued sales price recovery and favorable margin impact.
In light of these market factors, we saw firm improvement in our results compared to the first quarter of this year. Net income grew 21% to $6.8 million and adjusted EBITDA improved to $16.3 million in the second quarter of 2021, while revenue fell slightly to $120.7 million as a result of timing of bulk export shipments, lower production volumes and changes in sales mix. A $13.5 million improvement in adjusted EBITDA from the prior year quarter has improved our trailing twelve month leverage calculation, reducing our leverage below 2.0x. We continue to evaluate the appropriate timing to reinstate a distribution to our unitholders particularly in light of our improved results when compared to last year. Given the desire to better ensure financial flexibility and sufficient liquidity in the face of continued uncertainty caused by the COVID-19 and related new variants we have decided to continue the cessation for the second quarter of 2021.
As we continue to evolve our export strategy and execute on global supply chain initiatives, we have had success developing our distribution network and building international relationships through the first half of the year. Indicators point to continued demand growth, as global consumption has nearly normalized to pre-COVID levels and soda ash demand continues to track broader economic growth going forward. As always, I want to thank our team for their continued efforts and support of our transition period and applaud our operations team for another safe and successful production quarter.

Financial Highlights	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in millions, except per unit amounts)	2021	2020	% Change	2021	2020	% Change
Soda ash volume produced (millions of short tons)	0.657	0.453	45.0%	1.305	1.133	15.2%
Soda ash volume sold (millions of short tons)	0.650	0.427	52.5%	1.370	1.090	25.7%
Net sales	$120.7	$76.2	58.4%	$248.5	$190.6	30.4%
Net income (loss)	6.8	$(5.4)	225.9%	$12.4	$8.8	40.9%
Net income (loss) attributable to Ciner Resources LP	$2.9	$(3.3)	187.9%	$5.3	$3.4	55.9%
Earnings (loss) per limited partner unit	$0.15	$(0.17)	188.2%	$0.27	$0.17	58.8%
Adjusted EBITDA(1)	$16.3	$2.8	482.1%	$32.0	$25.2	27.0%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$8.0	$1.1	627.3%	$15.7	$12.3	27.6%
Net cash provided by operating activities	$24.8	14.5	71.0%	$18.4	31.2	(41.0)%
Distributable cash flow (deficit) attributable to Ciner Resources LP(1)	$1.5	$(1.4)	207.1%	$6.2	$7.6	(18.4)%
Distribution coverage ratio (1)	N/A	N/A	N/A	N/A	1.12	N/A
(1)See non-GAAP reconciliations
Three Months Ended June 30, 2021 compared to Three Months Ended June 30, 2020
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended June 30,		Percent Increase/(Decrease)
(Dollars in millions, except for average sales price data):	2021	2020
Net sales:
Domestic	$70.5	$44.2	59.5%
International	50.2	32.0	56.9%
Total net sales	$120.7	$76.2	58.4%
Sales volumes (thousands of short tons):
Domestic	329.5	195.3	68.7%
International	320.7	231.2	38.7%
Total soda ash volume sold	650.2	426.5	52.5%
Average sales price (per short ton):(1)
Domestic	$213.96	$226.32	(5.5)%
International	$156.53	$138.41	13.1%
Average	$185.64	$178.66	3.9%
Percent of net sales:
Domestic sales	58.4%	58.0%	0.7%
International sales	41.6%	42.0%	(1.0)%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	50.7%	45.8%	10.7%
International volume	49.3%	54.2%	(9.0)%
Total percent of volume sold	100.0%	100.0%

(1) Average sales price per short ton is computed as net sales divided by volumes sold

Consolidated Results
Net sales. Net sales increased by 58.4% to $120.7 million for the three months ended June 30, 2021 from $76.2 million for the three months ended June 30, 2020, primarily driven by an increase in soda ash volumes sold of 52.5% due to continued recovery of domestic and international demand from the significant negative impact from the COVID-19 pandemic. We operated close to full production capacity in the three months ended June 30, 2021. Sales prices in the three months ended June 30, 2021 had not fully recovered to pre-COVID-19 pandemic levels. Increases in net sales and cost of product sold from 2020 to 2021 are also attributable to an increase in non-ANSAC international sales which include ocean freight in both net sales and cost of product sold.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, increased by 43.9% to $106.8 million for the three months ended June 30, 2021 from $74.2 million for the three months ended June 30, 2020, which were primarily due to significant increases in overall soda ash sales volumes. The increase in cost of products sold is also due to significant increase in ocean freight rates primarily from a volatile vessel market impacted by recent global supply chain constraints.
Selling, general and administrative expenses.  Our selling, general and administrative expenses decreased 6.7% to $5.6 million for the three months ended June 30, 2021, compared to $6.0 million for the three months ended June 30, 2020. The decrease was primarily due to lower professional fees for the three months ended June 30, 2021 than that for the three months ended June 30, 2020.
Operating income. As a result of the foregoing, operating income increased by 307.5% to $8.3 million for the three months ended June 30, 2021 from $4.0 million operating loss for the three months ended June 30, 2020. The increase was due to a partial recovery from the COVID-19 pandemic negative impact. In addition, a significant amount of fixed plant costs were proportionally higher than sales and production volume which lowered margins for the three months ended June 30, 2020.
Net income. As a result of the foregoing, net income increased by 225.9% to $6.8 million net income for the three months ended June 30, 2021, from $5.4 million net loss for the three months ended June 30, 2020. During the three months ended June 30, 2021, production and sales increased significantly due to a partial recovery from COVID-19 pandemic. In addition, a significant amount of fixed plant costs were proportionally higher than sales and production volume which lowered margins for the three months ended June 30, 2020.

Six Months Ended June 30, 2021 compared to Six Months Ended June 30, 2020
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Six Months Ended June 30,		Percent Increase/(Decrease)
(Dollars in millions, except for average sales price data):	2021	2020
Net sales:
Domestic	$136.8	$99.4	37.6%
International	111.7	91.2	22.5%
Total net sales	$248.5	$190.6	30.4%
Sales volumes (thousands of short tons):
Domestic	644.9	432.7	49.0%
International	725.2	657.5	10.3%
Total soda ash volume sold	1,370.1	1,090.2	25.7%
Average sales price (per short ton):(1)
Domestic	$212.13	$229.72	(7.7)%
International	$154.03	$138.71	11.0%
Average	$181.37	$174.83	3.7%
Percent of net sales:
Domestic sales	55.1%	52.2%	5.6%
International sales	44.9%	47.8%	(6.1)%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	47.1%	39.7%	18.6%
International volume	52.9%	60.3%	(12.3)%
Total percent of volume sold	100.0%	100.0%

(1) Average sales price per short ton is computed as net sales divided by volumes sold
Consolidated Results
Net sales. Net sales increased by 30.4% to $248.5 million for the six months ended June 30, 2021 from $190.6 million for the six months ended June 30, 2020, primarily driven by an increase in soda ash volumes sold of 25.7% due to the continued recovery of domestic and international demand from the significant negative impact from the COVID-19 pandemic. We operated close to full production capacity in the six months ended June 30, 2021. Sales prices in the six months ended June 30, 2021 had not fully recovered to pre-COVID-19 pandemic levels. Increase in net sales and cost of product sold from 2020 to 2021 is also impacted by an increase in non-ANSAC international sales which include ocean freight in both net sales and cost of product sold. See How “We Evaluate Our Business - Net Sales” section for further information.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, increased by 32.8% to $222.1 million for the six months ended June 30, 2021 from $167.3 million for the six months ended June 30, 2020, which was primarily due to significant increases in overall soda ash sales volumes. The increase in cost of products sold is also due to significant increase in ocean freight rates primarily from a volatile vessel market impacted by recent global supply chain constraints.
Selling, general and administrative expenses.  Our selling, general and administrative expenses decreased 5.1% to $11.2 million for the six months ended June 30, 2021, compared to $11.8 million for the six months ended June 30, 2020. The decrease was primarily due to the lower professional fees.
Operating income. As a result of the foregoing, operating income increased by 32.2% to $15.2 million for the six months ended June 30, 2021 from $11.5 million for the six months ended June 30, 2020. During the six months ended June 30, 2021, production and sales increased significantly due to recovery from the COVID-19 pandemic. In addition, a significant amount of fixed plant costs were proportionally higher than sales and production volume which lowered margins for the six months ended June 30, 2020
Net income. As a result of the foregoing, net income increased by 40.9% to $12.4 million for the six months ended June 30, 2021, from $8.8 million for the six months ended June 30, 2020. During the six months ended June 30, 2021, production and sales increased significantly due to recovery from the COVID-19 pandemic. In addition, a significant amount of fixed plant costs were proportionally higher than sales and production volume which lowered margins for the six months ended June 30, 2020.
CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2021	2020	2021	2020
Capital Expenditures
Maintenance	$8.5	$3.6	16.0	$10.1
Expansion	0.2	6.1	0.5	11.3
Total	$8.7	$9.7	$16.5	$21.4
Operating and Other Data:
Ore grade(1)	86.4%	86.7%	85.7%	86.7%
Ore to ash ratio(2)	1.52: 1.0	1.70: 1.0	1.58: 1.0	1.60: 1.0
(1)Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

During the three and six months ended June 30, 2021, capital expenditures decreased $1 million and $4.9 million as compared to the three and six months ended June 30, 2020, respectively. The decrease was primarily driven by decreases in expansion capital expenditures because of the completion of our new co-generation facility, which became operational in March 2020.
As of June 30, 2021, we had cash and cash equivalents of $2.5 million. In addition, we have approximately $115.0 million ($225.0 million, less $110.0 million outstanding) of remaining capacity under the Ciner Wyoming Credit Facility. As of June 30, 2021, our leverage and interest coverage ratios, as calculated pursuant to the credit agreement for the Ciner Wyoming Credit Facility, were 1.91: 1.0 and 13.27: 1.0, respectively. Our balance under the Ciner Wyoming Equipment Financing Arrangement at June 30, 2021 was $26.2 million ($26.0 million net of financing costs).
CASH FLOWS
Cash Flows
Operating Activities
Our operating activities during the six months ended June 30, 2021 provided cash of $18.4 million, a decrease of 41.0% from the $31.2 million cash provided during the six months ended June 30, 2020, primarily as a result of the following:
•an increase of 40.9% in net income of $12.4 million during the six months ended June 30, 2021, compared to $8.8 million for the prior-year period; and
•$11.3 million of working capital used in operating activities during the six months ended June 30, 2021, compared to $8.5 million of working capital provided by operating activities during the six months ended June 30, 2020. The $19.7 million decrease in working capital relating to operating activities during the year over year was primarily due to higher net sales for six months ended June 30, 2021. It is partly offset by the higher balances of accounts payable and accrued expenses as of June 30, 2021.
Investing activities
We used cash flows of $17.1 million in investing activities during the six months ended June 30, 2021, compared to $20.3 million used during the six months ended June 30, 2020, for capital projects as described in “Capital Expenditures” above.
Financing Activities
Cash provided by financing activities of $0.7 million during the six months ended June 30, 2021 increased by 108.2% over the prior-year cash used in financing activities, largely due to distributions to noncontrolling interest during the six months ended June 30, 2020.

Green River Expansion Project
We continue to develop plans and execute the early phases for a potential new Green River Expansion Project that we believe will increase production levels up to approximately 3.5 million short tons of soda ash per year or up to approximately 135% of the last five-year average of soda ash produced per year. We have conducted the initial basic design and are currently evaluating and pursuing the related permits and detailed cost and market analysis pursuant to the basic design.  This project will require capital expenditures materially higher than have been recently incurred by Ciner Wyoming. When considering the significant investment required by this expansion and the infrastructure improvements designed to increase our overall efficiency, as well as the COVID-19 pandemic’s negative impact on our financial results, we have re-prioritized the timing of the significant expenditure items in order to increase financial and liquidity flexibility until we have more clarity and visibility into the ongoing impact of the COVID-19 pandemic on our business. The timing of the new Green River Expansion Project as well as any other expansion capital expenditures may be impacted by certain performance ratios requirements of the Ciner Obligors’ Facilities Agreement. Based on the Ciner Obligors’ applicable ratios as of December 31, 2020 and June 30, 2021 certain of our expansion capital expenditures are prohibited until the Ciner Obligors’ applicable ratios are at acceptable levels pursuant to the Facilities Agreement.
COVID-19
The global COVID-19 and variants (“COVID-19) pandemic continues to cause certain disruptions to the economy throughout the world, including the United States and markets to which our products have historically been exported. There have been extraordinary actions taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world, including travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations. Vaccines for COVID-19 became first available on a limited basis in late December 2020. They are becoming more widely available globally and everyone in the U.S. ages 12 and older are now eligible for the vaccine.
Our Response to COVID-19
We continue to closely monitor the impact of COVID-19 pandemic and all governmental actions in response thereto on all aspects of our business, including how it impacts our customers, employees, supply chain, distribution network and cash flows. As COVID-19 vaccines become more broadly available, we have encouraged employees to get vaccinated. As of June 30, 2021, a significant number of employees have been vaccinated. We continue to use guidance from local health organizations, including the Centers for Disease Control and Prevention, to make decisions about our return to the workplace policies. Our focus has been the safety of our teams and this will continue to be our priority as we use data to progressively return back to normal operations. We continue to actively monitor and adhere to applicable local, state, federal, and international governmental guideline actions to better ensure the safety of our employees.
The impact of COVID-19
In the first half of 2020 and primarily in the beginning of the second quarter of 2020, we saw a decline in demand due to the COVID-19 pandemic adversely impacting our sales and production volume, and price per ton; but, in the second half of 2020 and thereafter, we saw the signs of recovery on our operations domestically as well as internationally in the form of increased global demand, notwithstanding certain pricing pressure. We experienced fluctuations in quarter over quarter soda ash volume sold of 4.4% decline, 35.7% decline, 26.7% increase, and 9.5% increase in the first, second, third and fourth quarters of 2020, compared to the immediately preceding quarter respectively. During the first and second quarters of 2021, we saw continued recovery in both domestic and international business. The soda ash volume sold in the first and second quarters for 2021 increased 21.7% and decreased 9.7% compared to immediately preceding quarter respectively. The decline in the soda ash volume sold in the second quarter of 2021 compared to the first quarter of 2021 is primarily due to the first quarter of 2021 included significant international sales volumes associated with the initial impact of selling directly to international customers as part of our December 31, 2020 ANSAC exit. Sales volumes for the three months ended June 30, 2021 are close to the pre-COVID-19 pandemic levels, which we consider to be prior to second quarter 2020.
As the number of individuals who have been vaccinated has increased, downward daily trend of new COVID-19 confirmed cases was observed. The COVID-19 Delta variant among other variants, however, is spreading rapidly in a number of countries including the U.S. At this time, we still cannot predict the duration or the scope of the COVID-19 pandemic and its impact on our operations, and the potential negative financial impact to our results cannot be reasonably estimated but could be material. We are actively managing the business to maintain cash flow, and we believe we have enough liquidity to meet our anticipated liquidity requirements.
For the six months ended June 30, 2021, we have incurred $1.1 million in costs directly related to COVID-19 primarily in the form of costs related to employee safety and retention and additional inventory storage and logistics costs. For the three months ended June 30, 2021 and 2020, we incurred $0.4 million and $0.9 million in costs directly related to COVID-19, respectively.

Termination of Membership in ANSAC
As previously disclosed as part of its strategic initiative to gain better direct access and control of international customers and logistics and the ability to leverage the expertise of Ciner Group, the world’s largest natural soda ash producer, effective as of the end of day on December 31, 2020, Ciner Corp exited ANSAC. In connection with the settlement agreement with ANSAC, there are sales commitments to ANSAC in 2021 and 2022 where Ciner Corp will continue to sell, at substantially lower volumes, product to ANSAC for export sales purposes, with a fixed rate per ton selling, general and administrative expense, and will also purchase a limited amount of export logistics services in 2021. Through this transition, the Partnership has amongst other things: (i) obtained its own international customer sales arrangements for 2021, (ii) obtained third-party export port services, and (iii) chartered and executed its own international product delivery.
Although ANSAC has historically been our largest customer, the impact of Ciner Corp’s exit from ANSAC on our net sales, net income and liquidity was limited. We made this determination primarily based upon the belief that we would continue to be one of the lowest cost producers of soda ash in the global market. With a low-cost position combined with more direct access and better control of our international customers and logistics and the ability to leverage Ciner Group’s expertise in these areas, through a combination of ANSAC sales commitments for 2021 and 2022 as part of the transition from ANSAC and new customers, we have been able to adequately replace these net sales made under the former agreement with ANSAC.
Post-ANSAC International Export Capabilities
In accordance with its agreement to exit ANSAC effective as of December 31, 2020, Ciner Corp began marketing soda ash on our behalf directly into international markets and building its international sales, marketing and supply chain infrastructure. We now have access to utilize the distribution network that has already been established by the global Ciner Group. We believe that by having the option of combining our volumes with Ciner Group’s soda ash exports from Turkey, Ciner Corp’s strategic exit from ANSAC has helped us to leverage global Ciner Group’s, the world’s largest natural soda ash producer, soda ash operations which we expect will improve our ability to optimize our market share both domestically and internationally. Being able to work with the global Ciner Group provides us with the opportunity to better attract and more efficiently serve larger global customers. In addition, the Partnership is working to enhance its international logistics infrastructure that includes, among other things, a domestic port for export capabilities. These export capabilities are being developed by an affiliated company and options being evaluated range from continued outsourcing in the near term to developing its own port capabilities in the longer term.
ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. An affiliate of Natural Resource Partners L.P. owns a noncontrolling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include all statements that are not historical facts and in some cases may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “estimate,” “predict,” “forecast,” “project,” “potential,” “continue,” “may,” “will,” “could,” “should,” or the negative of these terms or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, changes in the Partnership’s relationships with its customers, including ANSAC, the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, the impact of a cybersecurity event, the impact of our agreement to exit ANSAC effective as of December 31, 2020 and our transition to the utilization of Ciner Group’s global distribution network for some of our export operations beginning on January 1, 2021, our ability to reinstate our distributions, and the short- and long-term impacts of the novel COVID-19 pandemic, including the impact of government orders on our employees and operations, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated by the Partnership’s Quarterly Report on Form 10-Q for the period ended March 31, 2021, and subsequent reports filed with the United States Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per unit data)	2021	2020	2021	2020
Net sales:
Sales—others	120.7	44.2	248.5	104.6
Sales—affiliates	$—	$32.0	$—	$86.0
Net sales	$120.7	$76.2	$248.5	$190.6
Operating costs and expenses:
Cost of products sold including freight costs (excludes depreciation, depletion and amortization expense set forth separately below)	99.1	67.7	205.7	154.3
Depreciation, depletion and amortization expense	7.7	6.5	16.4	13.0
Selling, general and administrative expenses—affiliates	4.2	4.4	7.8	8.5
Selling, general and administrative expenses—others	1.4	1.6	3.4	3.3
Total operating costs and expenses	112.4	80.2	233.3	179.1
Operating income (loss)	8.3	(4.0)	15.2	11.5
Other (expenses) income:
Interest income	—	0.1	—	0.1
Interest expense, net	(1.5)	(1.5)	(2.8)	(2.8)
Total other expense, net	(1.5)	(1.4)	(2.8)	(2.7)
Net income (loss)	$6.8	$(5.4)	$12.4	$8.8
Net income (loss) attributable to noncontrolling interest	3.9	(2.1)	7.1	5.4
Net income (loss) attributable to Ciner Resources LP	$2.9	$(3.3)	$5.3	$3.4
Other comprehensive income:
Income/(loss) on derivative financial instruments	5.1	2.8	$6.6	$0.7
Comprehensive income (loss)	11.9	(2.6)	19.0	9.5
Comprehensive income (loss) attributable to noncontrolling interest	6.4	(0.7)	10.3	5.7
Comprehensive income (loss) attributable to Ciner Resources LP	$5.5	$(1.9)	$8.7	$3.8

Net income (loss) per limited partner unit:
Net income (loss) per limited partner unit (basic)	$0.15	$(0.17)	$0.27	$0.17
Net income (loss) per limited partner unit (diluted)	$0.15	$(0.17)	$0.27	$0.17

Limited partner units outstanding:
Weighted average limited partner units outstanding (basic)	19.8	19.7	19.8	19.7
Weighted average limited partner units outstanding (diluted)	19.8	19.7	19.8	19.7

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$2.5	$0.5
Accounts receivable—affiliates	49.0	86.5
Accounts receivable, net	96.2	40.6
Inventory	31.4	33.5
Other current assets	9.4	4.1
Total current assets	188.5	165.2
Property, plant and equipment, net	308.3	307.4
Other non-current assets	26.4	25.4
Total assets	$523.2	$498.0
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3.0	$3.0
Accounts payable	21.9	16.4
Due to affiliates	2.1	2.9
Accrued expenses	34.0	33.6
Total current liabilities	61.0	55.9
Long-term debt	133.0	128.1
Other non-current liabilities	8.4	8.7
Total liabilities	202.4	192.7
Commitments and contingencies
Equity:
Common unitholders - Public and Ciner Wyoming Holding Co. (19.8 units issued and outstanding at June 30, 2021 and December 31, 2020)	175.5	170.0
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at June 30, 2021 and December 31, 2020)	4.3	4.2
Accumulated other comprehensive loss	3.4	—
Partners’ capital attributable to Ciner Resources LP	183.2	174.2
Noncontrolling interest	137.6	131.1
Total equity	320.8	305.3
Total liabilities and partners’ equity	$523.2	$498.0

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
(In millions)	2021	2020
Cash flows from operating activities:
Net income	$12.4	$8.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	16.7	13.0
Equity-based compensation expense	0.4	0.7
Other non-cash items	0.2	0.2
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - affiliates	(4.4)	26.4
Accounts receivable, net	(13.7)	2.1
Inventory	2.3	(9.5)
Other current and other non-current assets	(2.0)	(0.1)
Increase/(decrease) in:
Accounts payable	6.1	(4.2)
Due to affiliates	(0.7)	(0.2)
Accrued expenses and other liabilities	1.1	(6.0)
Net cash provided by operating activities	18.4	31.2
Cash flows from investing activities:
Capital expenditures	(17.1)	(20.3)
Net cash used in investing activities	(17.1)	(20.3)
Cash flows from financing activities:
Borrowings on Ciner Wyoming Credit Facility	57.5	121.5
Borrowings on Ciner Resources Credit Facility	1.0	—
Borrowings on Ciner Wyoming Equipment Financing Arrangement	—	30.0
Repayments on Ciner Wyoming Credit Facility	(50.0)	(131.0)
Repayments on Ciner Resources Credit Facility	(2.0)	—
Repayments on Ciner Wyoming Equipment Financing Arrangement	(1.5)	(0.7)
Distributions to common unitholders, general partner, and noncontrolling interest	(3.9)	(27.9)
Other	(0.4)	(0.4)
Net cash provided by (used in) financing activities	0.7	(8.5)
Net increase in cash and cash equivalents	2.0	2.4
Cash and cash equivalents at beginning of period	0.5	14.9
Cash and cash equivalents at end of period	$2.5	$17.3

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:
•Adjusted EBITDA;
•Distributable cash flow; and
•Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•our ability to incur and service debt and fund capital expenditures; and
•the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except per unit data)	2021	2020	2021	2020
Reconciliation of Adjusted EBITDA to net income:
Net income (loss)	$6.8	$(5.4)	$12.4	$8.8
Add backs:
Depreciation, depletion and amortization expense	7.7	6.5	16.4	13.0
Interest expense, net	1.5	1.4	2.8	2.7
Equity-based compensation expense, net of forfeitures	0.3	0.3	0.4	0.7
Adjusted EBITDA	$16.3	$2.8	$32.0	$25.2
Less: Adjusted EBITDA attributable to noncontrolling interest	8.3	1.7	16.3	12.9
Adjusted EBITDA attributable to Ciner Resources LP	$8.0	$1.1	$15.7	$12.3

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$8.0	$1.1	$15.7	$12.3
Less: Cash interest expense, net attributable to Ciner Resources LP	0.7	0.6	1.2	0.1
Less: Maintenance capital expenditures attributable to Ciner Resources LP	5.8	1.9	8.3	4.6
Distributable cash flow (deficit) attributable to Ciner Resources LP	$1.5	$(1.4)	$6.2	$7.6

Cash distribution declared per unit	$—	$—	$—	$0.340
Total distributions to unitholders and general partner	$—	$—	$—	$6.8
Distribution coverage ratio	N/A	N/A	N/A	1.12

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$24.8	$14.5	$18.4	$31.2
Add/(less):
Amortization of long-term loan financing	(0.1)	—	(0.3)	—
Net change in working capital	(9.6)	(12.9)	11.3	(8.5)
Interest expense, net	1.5	1.4	2.8	2.7
Other non-cash items	(0.3)	(0.2)	(0.2)	(0.2)
Adjusted EBITDA	$16.3	$2.8	$32.0	$25.2
Less: Adjusted EBITDA attributable to noncontrolling interest	8.3	1.7	16.3	12.9
Adjusted EBITDA attributable to Ciner Resources LP	$8.0	$1.1	$15.7	$12.3
Less: Cash interest expense, net attributable to Ciner Resources LP	0.7	0.6	1.2	0.1
Less: Maintenance capital expenditures attributable to Ciner Resources LP	5.8	1.9	8.3	4.6
Distributable cash flow (deficit) attributable to Ciner Resources LP	$1.5	$(1.4)	$6.2	$7.6

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q2-2021	Q2-2021	Q1-2021	Q4-2020	Q3-2020	Q2-2020
Reconciliation of Adjusted EBITDA to net income:
Net income (loss)	$30.5	6.8	$5.6	$12.7	$5.4	$(5.4)
Add backs:
Depreciation, depletion and amortization expense	32.2	7.7	8.7	8.0	7.8	6.5
Impairment and loss on disposal of assets, net	—	—	—	—	—	—
Interest expense, net	5.3	1.5	1.3	1.3	1.2	1.4
Equity-based compensation expense (benefit), net of forfeitures	0.4	0.3	0.1	(0.2)	0.2	0.3
Adjusted EBITDA	68.4	16.3	15.7	21.8	14.6	2.8
Less: Adjusted EBITDA attributable to noncontrolling interest	34.9	8.3	8.0	11.2	7.4	1.7
Adjusted EBITDA attributable to Ciner Resources LP	$33.5	$8.0	$7.7	$10.6	$7.2	$1.1

Adjusted EBITDA attributable to Ciner Resources LP	$33.5	$8.0	$7.7	$10.6	$7.2	$1.1
Less: Cash interest expense (income), net attributable to Ciner Resources LP	2.5	0.7	0.5	0.7	0.6	0.6
Less: Maintenance capital expenditures attributable to Ciner Resources LP	15.4	5.8	2.5	4.3	2.8	1.9
Distributable cash flow (deficit) attributable to Ciner Resources LP	$15.6	$1.5	$4.7	$5.6	$3.8	$(1.4)

Cash distribution declared per unit	$—	$—	$—	$—	$—	$—
Total distributions to unitholders and general partner	$—	$—	$—	$—	$—	$—
Distribution coverage ratio	N/A	N/A	N/A	N/A	N/A	N/A

CONTACTS:

Ciner Resources LP

Investor Relations
Ahmet Tohma
Chief Financial Officer
(770) 375-2321
atohma@ciner.us.com